Exhibit 6.13

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE FINANCING AGREEMENT (AS DEFINED HEREIN).

SENIOR SECURED TERM LOAN NOTE

August 19, 2020	Principal: $____________________________________

FOR VALUE RECEIVED, Basil Street Cafe, Inc., a Delaware corporation (the “Borrower”) hereby promises to pay to the order of _____________________________________ an individual residing at ___________________________________________(the “Lender”) the amount set out above as the Principal or, if less, the aggregate unpaid principal amount of all Advances (as defined in the Financing Agreement referred to below) of the Lender to the Borrower pursuant to the terms of that certain Financing Agreement, dated as of the date hereof, by and among the Borrower, ____________________, as administrative agent and collateral agent (in such capacity, the “Agent”), and the Lenders party thereto (together with all exhibits and schedules thereto and as may be amended, restated, modified and supplemented from time to time, the “Financing Agreement”).  This Senior Secured Term Loan Note is one of the Notes issued pursuant to the Financing Agreement and is entitled to the benefits of the Financing Agreement.  Capitalized terms used and not defined herein are defined in the Financing Agreement.

The Financing Agreement provides for, among other things (a) the making of Advances by the Lender to the Borrower in two (2) equal installments, (b) prepayments of principal hereof prior to the maturity thereof upon the terms and conditions therein specified and (c) acceleration of the maturity hereof upon the happening of certain stated events.

The Borrower hereby promises to pay the principal amount of the Advances and accrued and unpaid interest, if any, on the Advances on the dates, at the rates of interest and in the manner provided for in the Financing Agreement.  This Note is subject to mandatory prepayment, and may be voluntarily prepaid, on the terms specified in the Financing Agreement.  At any time an Event of Default exists, the Advances under this Note, together with all accrued and unpaid interest, may be declared or otherwise become due and payable in the manner, at the price and with the effect, all as provided in the Financing Agreement.

All payments in respect of this Note are to be made in lawful money of the United States of America in cash via wire transfer of immediately available funds pursuant to Lender’s wire transfer instructions as designated by written notice to the Borrower from time to time.  All payments made by the Borrower in respect of the Notes shall be made to the Lenders pro-rata according to each Lender’s outstanding Advances.

Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.  All payments under this Note shall be made without offset, counterclaim, defense or deduction of any kind.

No security taken for the obligations evidenced by this Note shall affect the liability of any Person liable for payment of this Note.  The Lender may require payment by the Borrower and any surety, endorser or guarantor hereof without first resorting to any security for this Note, and no judgment taken against any such party shall terminate any lien, security interest or other interest of the Lender in said security.

 This Note is subject to restrictions on transfer as set forth in the Financing Agreement and may only be offered, sold, assigned or transferred in accordance with the terms of the Financing Agreement.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF LAW OF ANOTHER JURISDICTION.  Each party agrees that any action or claim arising out of any dispute in connection with this Note, unless otherwise specified in such Transaction Document, any Transaction Document, any rights or obligations hereunder or thereunder, or the performance or enforcement of such rights or obligations, may be brought in the courts of the State of Texas in Harris County or any federal court sitting therein and consents to the non-exclusive jurisdiction of such court.  Each party hereby waives any objection that it may now or hereinafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

THE LENDER AND THE BORROWER IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS NOTE OR ANY OTHER TRANSACTION DOCUMENT.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the date set out above.

BORROWER:

BASIL STREET CAFE, INC., a Delaware corporation

By:	/s/ Deglin Kenealy
Deglin Kenealy
President & CEO

[Signature Page to Note]